Exhibit 8.1

[Hanson Bridgett LLP opinion regarding certain tax matters]

May 9, 2019

Redwood Mortgage Investors IX, LLC

177 Bovet Road, Suite 520

San Mateo, CA 94402

Re:	Redwood Mortgage Investors IX, LLC
Tax Opinion

Ladies and Gentlemen:

We have acted as counsel to Redwood Mortgage Investors IX, LLC, a Delaware limited liability company (the “Company”), in connection with the Company’s issuance of up to 15,000,000 of Units of its limited liability company interests (collectively, the “Units”), at $1 per Unit, under the Company’s distribution reinvestment plan. The Units are the subject of a registration statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on May 9, 2019, (the “Registration Statement”). This opinion is being filed as Exhibit 8.1 to the Registration Statement.

You have requested our opinion as to the classification of the Company for U.S. federal income tax purposes and certain other U.S. federal income tax matters. In our capacity as counsel to the Company and for purposes of rendering this opinion, we have examined and relied upon the following, with your consent: (i) the Tax Representation Certificate provided to us by Redwood Mortgage Corp., as Manager of the Company, which sets forth certain representations as to factual matters pertinent to this opinion (the “Certificate”), (ii) the Registration Statement, (iii) the Ninth Amended and Restated Limited Liability Company Operating Agreement of Redwood Mortgage Investors IX, LLC, dated as of March 25, 2016, by and among Redwood Mortgage Corp., as Manager, and the Members (the “Agreement”), and (iv) such other documents as we have considered relevant to our analysis. In our examination of such documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that all parties to such documents have acted, and will act, in accordance with the terms of such documents.

Furthermore, our opinion is based on our assumptions that (i) the Company has a valid legal existence under the laws of Delaware and has operated in accordance with the laws of such state, (ii) the Company has operated, and will continue to be operated, in the manner described in the Certificate, (iii) the Company has operated, and will continue to be operated, in accordance with the Agreement, (iv) the Agreement will not be materially modified or amended, (v) the facts contained in the Registration Statement are true and complete in all material respects, (vi) all representations of fact contained in the Certificate are, and will continue to be, true and complete in all material respects, and (vii) any representation of fact in the Certificate that is made “to the knowledge” or similarly qualified is correct without such qualification. We have not undertaken any independent inquiry into or verification of these facts either in the course of our representation of the Company or for the purpose of rendering this opinion.

Our opinion as expressed herein depends in part upon the actual occurrence of events in the future that are consistent with the representations made to us for purposes of this opinion. To the extent that the facts differ from those represented to or assumed by us herein, our opinion may not be relied upon.

Our opinion herein is based on existing law as contained in the Internal Revenue Code of 1986, as amended (the “Code”), final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the “IRS”) and court decisions, all as of the date hereof. The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect. In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts, and our opinion is not binding on the IRS or the courts. Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree, with our conclusions.

Based upon, and subject to, the foregoing and the next paragraphs below, we are of the opinion that, as of the date hereof:

(i) For U.S. federal income tax purposes, the Company will be treated as a partnership that is not a “publicly traded partnership” within the meaning of Section 7704(b) of the Code; and

(ii) We have reviewed the statements included or incorporated by reference in the Registration Statement under the headings “Summary of Description of the Plan –Tax Consequences” and “Risk Factors — Tax Risks” and insofar as such statements pertain to matters of law or legal conclusions, in each case with respect to U.S. federal income tax law, they are correct in all material respects.

We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein. We express no opinion as to matters governed by any laws other than the Code, the Regulations, published administrative announcements and rulings of the IRS and court decisions.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Company’s filings with the SEC in connection with the offering of the Units. We also consent to the reference to our firm name in the Registration Statement under the captions “Risk Factors - Tax Risks,” “Material Federal Income Tax Consequences” and “Legal Matters.” In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Hanson Bridgett LLP

HANSON BRIDGETT LLP